CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-147928 on Form N-14 of our report dated February 20, 2007, relating to the financial statements and financial highlights of Batterymarch Mid-Cap Stock Portfolio of Met Investors Series Trust and Lazard Mid-Cap Portfolio of Met Investors Series Trust appearing in their Annual Reports on Form N-CSR for the year ended December 31, 2006, and to the references to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


Boston, Massachusetts
January 7, 2008